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                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [x]   Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[X]   Soliciting Material Pursuant to Section 240.14a-12

                        Greater Atlantic Financial Corp.
                      ------------------------------------
                (Name of Registrant as Specified In Its Charter)

            ---------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:

        2) Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        4) Proposed maximum aggregate value of transaction:

        5) Total fee paid:

[ ]     Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                                **PRESS RELEASE**


Contact:
Carroll E. Amos
President and Chief Executive Officer
(703) 391-1300


              GREATER ATLANTIC FINANCIAL CORP. AGREES TO MERGE WITH
            SUMMIT FINANCIAL GROUP, INC., AND GREATER ATLANTIC BANK AGREES TO SELL ITS PASADENA, MARYLAND, BRANCH OFFICE TO
                       BAY-VANGUARD FEDERAL SAVINGS BANK

         COMPLETION OF MERGER CONDITIONED ON PASADENA BRANCH OFFICE SALE


         Reston, VA; April 12, 2007. Greater Atlantic Financial Corp. ("GAFC") (Pink Sheets: "GAFC.PK"), the holding company for Greater Atlantic Bank ("GAB"), announced today that it and Summit Financial Group, Inc. ("Summit") (Nasdaq Capital Market: "SMMF") have entered into a definitive agreement for GAFC to merge with and into Summit and that GAB and Bay-Vanguard Federal Savings Bank ("Bay-Vanguard"), the wholly-owned subsidiary of BV Financial, Inc. (OTC Bulletin Board: "BVFL.OB"), have entered into a definitive agreement for Bay-Vanguard to purchase GAB's branch office in Pasadena, Maryland.

         Under the terms of the merger agreement, Summit will pay $4.60 per share in cash and stock for the outstanding common stock of GAFC, subject to adjustment based on GAFC's shareholders' equity at the end of the month in which the sale of the Pasadena branch office is completed. If, at that month-end, GAFC's shareholders' equity, as adjusted in accordance with the terms of the merger agreement, is less than $6.7 million, then the total aggregate value of the merger consideration will be decreased dollar-for-dollar. If GAFC's month-end adjusted shareholders' equity exceeds $6.7 million, then the aggregate value of the merger consideration will be increased dollar-for-dollar, but only to the extent that the amount in excess of $6.7 million is attributable to the sale of the Pasadena branch office, net of all taxes, if any, GAFC would be required to pay. As discussed below, GAB has entered into a definitive agreement with Bay-Vanguard to sell its Pasadena, Maryland branch office for a deposit premium of 8.5%. At March 31, 2007, the deposits at the Pasadena branch office were approximately $50.9 million, resulting in a present deposit premium of $4.3 million. The aggregate value of the final merger consideration will be determined before proxy solicitation materials are sent to GAFC's shareholders for purposes of soliciting their vote on the transaction.


         The final merger consideration will be paid 70% in the form of Summit common stock and 30% in cash. The exchange ratio for determining the number of shares of Summit common stock to be issued for each share of GAFC common stock will be based on the average closing price of Summit's common stock for the twenty (20) trading days

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before the closing date of the transaction ("Summit's Average Closing Stock
Price"), subject to a "collar" which ranges from $17.82 per share to $24.10 per share. If Summit's Average Closing Stock Price falls within this range, then GAFC shareholders will receive shares of Summit's common stock based on an exchange ratio equal to 70% of the final per share merger consideration divided by Summit's Average Closing Stock Price. However, if Summit's Average Closing Stock Price is less than $17.82 per share, the exchange ratio will equal 70% of the final per share merger consideration divided by $17.82; and if Summit's Average Closing Stock Price is more than $24.10 per share, then the exchange ratio will equal 70% of the final per share merger consideration divided by $24.10.

         Solely for purposes of illustration, the following is a computation of the aggregate value of the merger consideration if GAFC's adjusted shareholders' equity at the end of the month in which the Pasadena branch sale occurs is equal to $11.0 million (assuming GAFC's adjusted shareholders' equity without consideration of the Pasadena branch sale is $6.7 million, plus an assumed Pasadena branch sale deposit premium of $4.3 million). The aggregate value of the final merger consideration would be approximately $18.2 million ($4.60 per share multiplied by GAFC's present outstanding common shares of approximately 3,024,000, plus the $4.3 million Pasadena branch deposit premium), or $6.03 per GAFC common share outstanding, representing approximately 1.66 times book value. Accordingly, at this price, GAFC's shareholders would receive $1.81 in cash plus
0.2013 shares (assuming Summit's Average Closing Stock Price equals $20.96, its closing price on April 11, 2007) of Summit common stock for each share of Greater Atlantic common stock owned.

         Alternatively, and solely for purposes of illustration, the following is a computation of the aggregate value of the merger consideration if GAFC's adjusted shareholders' equity at the end of the month in which the Pasadena branch sale occurs is equal to $10.5 million (assuming GAFC's adjusted shareholders' equity without consideration of the Pasadena branch sale is $6.2 million, plus an assumed Pasadena branch sale deposit premium of $4.3 million). The aggregate value of the final merger consideration would be approximately $17.7 million ($4.60 per share multiplied by GAFC's present outstanding common shares of approximately 3,024,000, less $500,000 representing the difference between $6.7 million and $6.2 million, plus the $4.3 million Pasadena branch deposit premium), or $5.86 per GAFC common share outstanding, representing approximately 1.69 times book value. Accordingly, at this price, GAFC's shareholders would receive $1.76 in cash plus 0.1956 shares (assuming Summit's Average Closing Stock Price equals $20.96, its closing price on April 11, 2007) of Summit common stock for each share of Greater Atlantic common stock owned.

         The preceding two examples are subject to numerous assumptions and uncertainties, including, without limitation, the level of GAFC's future shareholders' equity and the aggregate consideration to be realized on the sale of the Pasadena branch office. There can be no guarantee that a GAFC shareholder will receive either of such values in the merger.

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         In addition to the receipt of GAFC shareholder approval and customary regulatory approvals, and other customary closing conditions, the completion of the merger is conditioned on GAB having core deposits (generally all deposits except municipal, wholesale and brokered deposits) of at least $144.0 million as of closing. At March 31, 2007, GAB's core deposits were approximately $208.8 million, of which approximately $50.9 million were attributable to the Pasadena branch office. Summit and GAFC have each completed their due diligence.

         The merger is expected to be completed in the fourth calendar quarter of 2007, subject to regulatory and shareholder approvals. Immediately following the merger, GAB intends to merge with and into Summit Community Bank.

         GAB will sell its leased branch office located at 8070 Ritchie Highway, Pasadena, Maryland, to Bay-Vanguard. Under the agreement, Bay-Vanguard will pay an 8.5% premium on the balance of deposits assumed at closing. At March 31, 2007, the deposits at the Pasadena branch office on which the deposit premium would apply totaled approximately $50.9 million. Bay-Vanguard will also purchase the branch office's fixed assets. Bay-Vanguard will not acquire any loans as part of the transaction. The purchase is expected to be completed during the third calendar quarter of 2007, subject to regulatory approval.

         Muldoon Murphy & Aguggia LLP served as legal counsel to GAFC with respect to both transactions. Sandler O'Neill & Partners, L.P acted as financial advisor to GAFC.

ABOUT THE COMPANIES

         Greater Atlantic Financial Corp. conducts its business operations through its wholly- owned subsidiary, Greater Atlantic Bank. GAB offers traditional banking services to customers through six branches located in Rockville and Pasadena, Maryland, and Front Royal, New Market, Reston and South Riding, Virginia.

         Summit Financial Group, Inc., a financial holding company with total assets of $1.2 billion headquartered in Moorefield, West Virginia, operates fifteen banking locations through its two wholly-owned community banks: Summit Community Bank, headquartered in Moorefield, West Virginia; and Shenandoah Valley National Bank, headquartered in Winchester, Virginia. SFG also operates Summit Insurance Services, LLC. in Moorefield, West Virginia.

         BV Financial, Inc. is the parent company of Bay-Vanguard Federal Savings Bank. Bay-Vanguard is headquartered in Baltimore, Maryland, with three other banking offices in the Baltimore metropolitan area. Bay-Vanguard is a full-service, community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

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PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

         This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, but statements based on GAFC's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

         Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to GAFC's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government, that would have a material adverse effect on GAFC's financial condition or results of operations, or both; legislative and regulatory changes that would have a material adverse effect on GAFC's financial condition or results of operations, or both; the failure to obtain required shareholder and regulatory approvals; the failure to complete the sale of the Pasadena branch office; and other factors disclosed periodically in GAFC's filings with the Securities and Exchange Commission (the "SEC").


         Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by GAFC or on its behalf. GAFC assumes no obligation to update any forward-looking statements.

OTHER INFORMATION

         Summit Financial Group, Inc. will file a registration statement containing a prospectus-proxy statement that will be sent to shareholders of Greater Atlantic Financial Corp., and other relevant documents concerning the proposed merger, with the SEC. WE URGE SHAREHOLDERS TO READ THE PROSPECTUS-PROXY STATEMENT TO BE SENT TO THEM, AND ANY OTHER REVELANT DOCUMENTS FILED BY SFG AND GAFC WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

         Investors are able to obtain these documents free of charge at the SEC's web site (www.sec.gov). In addition, documents that Summit Financial Group, Inc. files with the SEC are available free of charge from SFG, 300 North Main Street, P.O. Box 179, Moorefield, West Virginia 26836. Documents that Greater Atlantic Financial Corp. files with the SEC are available free of charge from GAFC, 10700 Parkridge Boulevard, Suite P50, Reston, Virginia 20191.

         The directors, executive officers, and certain other members of management of GAFC may be deemed to be soliciting proxies in favor of the proposed merger from the shareholders of GAFC. For information about these directors, executive officers, and other members of management, shareholders should refer to the most recent proxy statement that GAFC has filed with the SEC, which is available on the SEC's web site or at GAFC's address set forth in the preceding paragraph.